Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM /AFFILIATE OFFICES
August 27, 2020	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389

Re:    Registration Statement No. 333-238633 – $350,000,000 Aggregate Principal Amount of Senior Notes

Ladies and Gentlemen:

We have acted as special counsel to Southwestern Energy Company, a Delaware corporation (the “Company”), in connection with the issuance of $350,000,000 aggregate principal amount of 8.375% Senior Notes due 2028 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by Angelina Gathering Company, LLC, a Texas limited liability company (“Angelina”), A.W. Realty Company, LLC, a Texas limited liability company (“A.W. Realty”), SWN Drilling Company, LLC, a Texas limited liability company (“SWN Drilling”), SWN E & P Services, LLC, a Texas limited liability company (“SWN E & P”), SWN Energy Services Company, LLC, a Texas limited liability company (“SWN Energy Services”), SWN International, LLC, a Delaware limited liability company (“SWN International”), SWN Midstream Services Company, LLC, a Texas limited liability company (“SWN Midstream”), SWN Producer Services, LLC, a Texas limited liability company (“SWN Producer”), SWN Production Company, LLC, a Texas limited liability company (“SWN Production”), SWN Water Resources Company, LLC, a Texas limited liability company (“SWN Water”), and SWN Well Services, LLC, a Texas limited liability company (together with Angelina, A.W. Realty, SWN Drilling, SWN E & P, SWN Energy Services, SWN International, SWN Midstream, SWN Producer, SWN Production and SWN Water, the “Guarantors”) under an Indenture dated as of September 25, 2017 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, including the Guarantees, dated as of the date hereof, among the Company, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a prospectus supplement dated August 18, 2020, and the base prospectus included in the Registration Statement referred to below (the “Prospectus”), a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2020 (Registration No. 333-238633) (as so filed and as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

August 27, 2020

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and Texas, the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes and the Guarantees will have been duly authorized by all necessary corporate action of the Company and limited liability company action of the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses contained in Section 6.04 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) other applicable exceptions; and (g) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion with respect to (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) provisions for exclusivity, election or cumulation of rights or remedies; (iv)

August 27, 2020

provisions authorizing or validating conclusive or discretionary determinations; (v) grants of setoff rights; (vi) proxies, powers and trusts; and (vii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

With your consent, we have assumed (a) that the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 27, 2020 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP